Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, July 28, 2022 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal third quarter ended June 30, 2022.

Revenue for the third quarter totaled $768.2 million, a 31% increase compared to the prior year of $584.2 million. Revenue excluding the Hunter acquisition increased 13% to $662.4 million. Hunter contributed $105.8 million.

Income from continuing operations totaled $52.8 million, or $0.98 per share, compared to $14.8 million, or $0.28 per share, in the prior year quarter. Current year third quarter adjusted income from continuing operations was a record $66.5 million, or $1.23 per share, compared to $20.8 million, or $0.39 per share, in the prior year quarter (see reconciliation of Income from continuing operations to Adjusted income from continuing operations for details).
Adjusted EBITDA from continuing operations for the third quarter was $134.8 million, increasing 124% from the prior year quarter of $60.1 million. Adjusted EBITDA from continuing operations, excluding unallocated amounts (primarily corporate overhead) of $13.4 million in the current quarter and $11.5 million in the prior year quarter, totaled $148.2 million, increasing 107% from the prior year of $71.5 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (for a reconciliation of “Adjusted EBITDA”, a non-GAAP measure, to income before taxes from continuing operations, see the attached table).

On June 27, 2022, Griffon closed the sale of Telephonics to TTM Technologies, Inc. (NASDAQ: TTMI) for $330 million in cash, subject to customary post-closing adjustments.

On May 16, 2022, Griffon announced that its Board of Directors initiated a process to review a comprehensive range of strategic alternatives to maximize shareholder value including a sale, merger, divestiture, recapitalization or other strategic transaction. This process is ongoing and, as previously announced, Griffon does not intend to disclose further developments until its Board approves a specific transaction or otherwise concludes its review of strategic alternatives. Griffon has retained Goldman Sachs & Co. LLC as its financial advisor, and Dechert LLP as its legal counsel to assist in the review process.

Ronald J. Kramer, Chairman and Chief Executive Officer, commented, "We are very pleased with our operating performance this quarter. Griffon’s results highlight the abilities of our strong management teams and global workforce to navigate through a challenging macroeconomic environment while continuing to execute on our plan.

Griffon's third quarter results were driven by strength in the Home and Building Products segment, with favorable price trends partially offset by reduced residential volume. Commercial product performance was particularly strong due to favorable volume and pricing, as we continue to realize benefits from the investments we made in CornellCookson and its integration with Clopay.

Consumer and Professional Products continues to experience reduced volume in the North American and United Kingdom markets due to slowing consumer demand and rebalancing of customer inventory levels, partially offset by price realization and the contribution of the Hunter Fan Company.

The trends experienced in each of our segments through the third quarter are expected to continue for the remainder of the year. We remain on target to achieve our full-year revenue guidance of $2.85 billion with at least $475 million of EBITDA before unallocated costs. Leverage at the end of the year is expected to be below 3.0x net debt to EBITDA.”

Further, acknowledging the legacy of Telephonics, Mr. Kramer said, “Telephonics had been a part of Griffon since 1961. Over the years, the company grew from a provider of radio communication equipment and inflight entertainment systems to a Tier 1 contractor supplying vital defense electronic systems. We are confident that TTM Technologies and Telephonics leadership, along with the dedicated and hardworking Telephonics employees, will continue the company’s long heritage of innovation, engineering, and manufacturing supporting national and global security. We wish them all the best.”
Segment Operating Results
Consumer and Professional Products ("CPP")
CPP revenue in the current quarter totaling $362.6 million increased 12% compared to the prior year period primarily resulting from a 33% or $105.8 million contribution from the Hunter acquisition, and price and mix of 10%, partially offset by a 28% reduction in volume, primarily in North America and the United Kingdom, due to reduced consumer demand and rebalancing of customer inventory levels. Foreign exchange was 3% unfavorable.

For the current quarter, Adjusted EBITDA totaling $28.4 million decreased 3% compared to the prior year. The current quarter included EBITDA of $16.8 million from the Hunter acquisition. Excluding the Hunter contribution, EBITDA decreased 61% primarily due to the unfavorable impact of the reduced North American and United Kingdom volume and increased material, labor and transportation costs, partially offset by the benefits of price and mix. The current quarter included increased demurrage and detention costs, primarily related to COVID and global supply chain disruptions, of approximately $6.5 million, primarily related to Hunter.
Home and Building Products ("HBP")

HBP revenue in the current quarter totaling $405.5 million increased 56% from the prior year period, due to favorable pricing and mix for both residential and commercial products. Increased commercial volume was offset by reduced residential volume due to labor and supply chain disruptions.

HBP Adjusted EBITDA in the current quarter was $119.8 million, increasing 184% compared to the prior year. EBITDA benefited from the increased revenue noted above, partially offset by increased material, labor and transportation costs.

Taxes
The Company reported pretax income from continuing operations for the quarters ended June 30, 2022 and 2021, respectively, and recognized tax provisions of 30.6% and 44.9%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended June 30, 2022 and 2021 were 28.6% and 32.9%, respectively. The current year-to-date effective tax rate was 30.2% and the rate excluding all items that affect comparability was 28.9%.

Balance Sheet and Capital Expenditures
At June 30, 2022, the Company had cash and equivalents of $144.7 million and total debt outstanding of $1.59 billion, resulting in net debt of $1.44 billion. Leverage, as calculated in accordance with our credit agreement, was 3.2x net debt to EBITDA. Borrowing availability under the revolving credit facility was $289.9 million subject to certain loan covenants. Capital expenditures were $11.5 million for the quarter ended June 30, 2022.

On June 27, 2022, Griffon prepaid $300 million principal amount of its $800 million Term Loan B credit facility, and during the quarter Griffon repurchased $15.2 million of its 5.75% Senior Notes due 2028 for $14.3 million or 92.2% of par. Subsequent to the end of the quarter, Griffon repurchased $10 million of its 5.75% Senior Notes due 2028 for $9.1 million or 91.25% of par.

As of June 30, 2022, Griffon had $58 million remaining under its Board of Directors authorized share repurchase program. There were no share repurchases under these authorizations during the quarter ended June 30, 2022.

On July 20, 2022, Griffon paid a $2.00 per share special dividend to shareholders of record as of July 8, 2022. The special dividend, combined with the three $0.09 quarterly dividends paid earlier this fiscal year and the $0.09 dividend announced earlier today, will result in total fiscal 2022 dividends paid of $2.36 per share.

Conference Call Information
Given the ongoing review of strategic alternatives, Griffon will not be hosting a conference call in connection with its third quarter financial results.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: the impact of the strategic alternatives review process announced in May 2022; current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities (including, in particular, integration of the Hunter Fan acquisition); increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity;

unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon's ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•Consumer and Professional Products (“CPP”) is a leading North American manufacturer and a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

•Home and Building Products ("HBP") conducts its operations through Clopay Corporation ("Clopay"). Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America.  Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact            Investor Relations Contact
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
IR@griffon.com

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of Adjusted EBITDA to Income before taxes from continuing operations:

(in thousands)	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
REVENUE	2022	2021	2022	2021
Consumer and Professional Products	$362,634	$324,826	$1,056,819	$947,739
Home and Building Products	405,545	259,392	1,082,726	752,684
Total revenue	$768,179	$584,218	$2,139,545	$1,700,423

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2022	2021	2022	2021
ADJUSTED EBITDA
Consumer and Professional Products	$28,373	$29,388	$92,431	$99,524
Home and Building Products	119,847	42,156	280,618	130,585
Total Segments	148,220	71,544	373,049	230,109
Unallocated amounts, excluding depreciation*	(13,405)	(11,464)	(39,724)	(36,810)
Adjusted EBITDA	134,815	60,080	333,325	193,299
Net interest expense	(23,961)	(15,800)	(60,985)	(46,973)
Depreciation and amortization	(17,688)	(13,306)	(47,021)	(39,118)
Debt extinguishment, net	(5,287)	—	(5,287)	—
Restructuring charges	(5,909)	(4,081)	(12,391)	(14,662)
Acquisition costs	—	—	(9,303)	—
Strategic review - retention and other	(3,220)	—	(3,220)	—
Proxy expenses	—	—	(6,952)	—
Fair value step-up of acquired inventory sold	(2,700)	—	(5,401)	—
Income before taxes from continuing operations	$76,050	$26,893	$182,765	$92,546
* Primarily Corporate Overhead

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
DEPRECIATION and AMORTIZATION	2022	2021	2022	2021
Segment:
Consumer and Professional Products	$13,434	$8,781	$33,831	$25,600
Home and Building Products	4,116	4,375	12,778	13,095
Total segment depreciation and amortization	17,550	13,156	46,609	38,695
Corporate	138	150	412	423
Total consolidated depreciation and amortization	$17,688	$13,306	$47,021	$39,118

Griffon believes Free Cash Flow ("FCF", a non-GAAP measure) is a useful measure for investors because it portrays the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table provides a reconciliation of Net cash provided by (used in) operating activities to FCF:

	For the Nine Months Ended June 30,
(in thousands)	2022	2021
Net cash provided by (used in) operating activities	$(65,001)	$13,314
Acquisition of property, plant and equipment	(33,516)	(24,949)
Proceeds from the sale of property, plant and equipment	89	116
Free Cash Flow provided by Defense Electronics	23,632	19,765
FCF	$(74,796)	$8,246

The following tables provide a reconciliation of Gross profit and Selling, general and administrative expenses for items that affect comparability for the three and nine month periods ended June 30, 2022 and 2021:

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Gross Profit, as reported	$260,601	$159,902	$687,086	$485,244
% of revenue	33.9%	27.4%	32.1%	28.5%
Adjusting items:
Restructuring charges	2,441	695	5,218	4,573
Fair value step-up of acquired inventory sold	2,700	—	5,401	—
Gross Profit, as adjusted	$265,742	$160,597	$697,705	$489,817
% of revenue	34.6%	27.5%	32.6%	28.8%

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Selling, general and administrative expenses, as reported	$157,387	$117,796	$442,577	$347,138
% of revenue	20.5%	20.2%	20.7%	20.4%
Adjusting items:
Restructuring charges	(3,468)	(3,385)	(7,173)	(10,088)
Acquisition costs	—	—	(9,303)	—
Proxy expenses	—	—	(6,952)	—
Strategic review - retention and other	(3,220)	—	(3,220)	—
Selling, general and administrative expenses, as adjusted	$150,699	$114,411	$415,929	$337,050
% of revenue	19.6%	19.6%	19.4%	19.8%

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Revenue	$768,179	$584,218	$2,139,545	$1,700,423
Cost of goods and services	507,578	424,316	1,452,459	1,215,179
Gross profit	260,601	159,902	687,086	485,244

Selling, general and administrative expenses	157,387	117,796	442,577	347,138

Income from operations	103,214	42,106	244,509	138,106

Other income (expense)
Interest expense	(24,022)	(15,849)	(61,111)	(47,370)
Interest income	61	49	126	397
Debt extinguishment, net	(5,287)	—	(5,287)	—
Other, net	2,084	587	4,528	1,413
Total other expense, net	(27,164)	(15,213)	(61,744)	(45,560)

Income before taxes from continuing operations	76,050	26,893	182,765	92,546
Provision for income taxes	23,268	12,078	55,119	34,868
Income from continuing operations	$52,782	$14,815	$127,646	$57,678

Discontinued operations:
Income from operations of discontinued operations	113,457	2,180	117,777	3,556
Provision (benefit) for income taxes	25,952	287	20,149	(2,085)
Income from discontinued operations	87,505	1,893	97,628	5,641
Net income	$140,287	$16,708	$225,274	$63,319

Basic earnings per common share:
Income from continuing operations	$1.02	$0.29	$2.48	$1.14
Income from discontinued operations	1.69	0.04	1.89	0.11
Basic earnings per common share	$2.71	$0.33	$4.37	$1.25

Basic weighted-average shares outstanding	51,734	50,903	51,527	50,779

Diluted earnings per common share:
Income from continuing operations	$0.98	$0.28	$2.38	$1.08
Income from discontinued operations	1.62	0.04	1.82	0.11
Diluted earnings per common share	$2.60	$0.31	$4.19	$1.19

Diluted weighted-average shares outstanding	53,914	53,504	53,704	53,306

Dividends paid per common share	$0.09	$0.08	$0.27	$0.24

Net income	$140,287	$16,708	$225,274	$63,319
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(17,822)	1,160	(14,092)	15,022
Pension and other post retirement plans	1,196	1,245	2,004	4,196
Change in cash flow hedges	2,450	351	110	1,454
Total other comprehensive income (loss), net of taxes	(14,176)	2,756	(11,978)	20,672
Comprehensive income, net	$126,111	$19,464	$213,296	$83,991

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	June 30, 2022	September 30, 2021
CURRENT ASSETS
Cash and equivalents	$144,687	$248,653
Accounts receivable, net of allowances of $13,541 and $8,787	429,683	294,804
Inventories	708,178	472,794
Prepaid and other current assets	59,111	76,009
Assets of discontinued operations held for sale	—	275,814
Assets of discontinued operations	487	605
Total Current Assets	1,342,146	1,368,679
PROPERTY, PLANT AND EQUIPMENT, net	299,844	290,222
OPERATING LEASE RIGHT-OF-USE ASSETS	193,448	144,598
GOODWILL	705,356	426,148
INTANGIBLE ASSETS, net	939,024	350,025
OTHER ASSETS	21,791	21,589
ASSETS OF DISCONTINUED OPERATIONS	2,623	3,424
Total Assets	$3,504,232	$2,604,685

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$13,085	$12,486
Accounts payable	212,038	260,038
Accrued liabilities	306,282	144,928
Current portion of operating lease liabilities	32,426	29,881
Liabilities of discontinued operations held for sale	—	81,023
Liabilities of discontinued operations	30,806	3,280
Total Current Liabilities	594,637	531,636
LONG-TERM DEBT, net	1,574,697	1,033,197
LONG-TERM OPERATING LEASE LIABILITIES	167,549	119,315
OTHER LIABILITIES	257,209	109,585
LIABILITIES OF DISCONTINUED OPERATIONS	3,825	3,794
Total Liabilities	2,597,917	1,797,527
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	906,315	807,158
Total Liabilities and Shareholders’ Equity	$3,504,232	$2,604,685

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$225,274	$63,319
Net income from discontinued operations	(97,628)	(5,641)
Adjustments to reconcile net income to net cash used in operating activities of continuing operations:
Depreciation and amortization	47,021	39,118
Stock-based compensation	15,978	15,091
Asset impairment charges - restructuring	2,494	3,883
Provision for losses on accounts receivable	1,008	173
Amortization of debt discounts and issuance costs	2,753	2,019
Debt extinguishment, net	5,287	—
Fair value step-up of acquired inventory sold	5,401	—
Deferred income taxes	1,465	7,232
(Gain) loss on sale of assets and investments	(303)	155
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable	(81,825)	(34,914)
Increase in inventories	(135,473)	(101,553)
(Increase) decrease in prepaid and other assets	(13,388)	(4,359)
Increase (decrease) in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	(44,864)	27,180
Other changes, net	1,799	1,611
Net cash (used in) provided by operating activities - continuing operations	(65,001)	13,314

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(33,516)	(24,949)
Acquired businesses, net of cash acquired	(851,464)	(2,242)
Proceeds from sale of business, net	295,712	—
Proceeds (payments) from investments	14,923	(4,658)
Proceeds from the sale of property, plant and equipment	89	116
Other, net	—	28

Net cash used in investing activities - continuing operations	(574,256)	(31,705)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(14,906)	(12,907)
Purchase of shares for treasury	(10,886)	(2,909)
Proceeds from long-term debt	984,314	20,587
Payments of long-term debt	(427,883)	(18,255)
Financing costs	(17,065)	(571)
Other, net	188	(272)
Net cash provided by (used) in financing activities - continuing operations	513,762	(14,327)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2022	2021
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities	26,889	27,035
Net cash provided by (used in) investing activities	(2,627)	8,155

Net cash provided by discontinued operations	24,262	35,190
Effect of exchange rate changes on cash and equivalents	(2,733)	136
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(103,966)	2,608
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	248,653	218,089
CASH AND EQUIVALENTS AT END OF PERIOD	$144,687	$220,697

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, a non-GAAP measure. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings per common share from continuing operations, a non-GAAP measure, to Adjusted earnings per common share from continuing operations:

(in thousands, except per share data)	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2022	2021	2022	2021
Income from continuing operations	$52,782	$14,815	$127,646	$57,678

Adjusting items:
Debt extinguishment, net	5,287	—	5,287	—
Restructuring charges	5,909	4,081	12,391	14,662
Acquisition costs	—	—	9,303	—
Strategic review - retention and other	3,220	—	3,220	—
Proxy expenses	—	—	6,952	—
Fair value step-up of acquired inventory sold	2,700	—	5,401	—
Tax impact of above items	(4,314)	(953)	(9,411)	(3,628)
Discrete and certain other tax provisions (benefits), net	913	2,850	(661)	3,219

Adjusted income from continuing operations	$66,497	$20,793	$160,128	$71,931

Earnings per common share from continuing operations	$0.98	$0.28	$2.38	$1.08

Adjusting items, net of tax:
Debt extinguishment, net	0.07	—	0.07	—
Restructuring charges	0.08	0.06	0.17	0.21
Acquisition costs	—	—	0.15	—
Strategic review - retention and other	0.04	—	0.04	—
Proxy expenses	—	—	0.10	—
Fair value step-up of acquired inventory sold	0.04	—	0.07	—
Discrete and certain other tax provisions (benefits), net	0.02	0.05	(0.01)	0.06

Adjusted earnings per common share from continuing operations	$1.23	$0.39	$2.98	$1.35

Weighted-average shares outstanding (in thousands)	53,914	53,504	53,704	53,306
Note: Due to rounding, the sum of earnings per common share from continuing operations and adjusting items, net of tax, may not equal adjusted earnings per common share from continuing operations.